Exhibit 10.11 (f)

AMENDMENT FIVE
TO THE
CHARTER COMMUNICATIONS, INC.
2001 STOCK INCENTIVE PLAN

     This Amendment to the Charter Communications, Inc. 2001 Stock Incentive Plan, as amended through the date hereof (the “Plan”), is effective as of January 27, 2003.

1.     Article 5 of the Plan is hereby amended by adding the following section after Section 5.5:

Section 5.6 Option Repricing. Notwithstanding anything contained in this Plan to the contrary, the Committee may, in its sole discretion, approve an Option repricing. For the purposes of the preceding sentence, an “Option repricing” shall include reducing the exercise price per share of any outstanding Option, permitting the cancellation, forfeiture or tender of outstanding Options in exchange for other Awards or for new Options with a lower exercise price per Share, by any other method repricing or replacing any outstanding Option, or taking any other action deemed to be a “repricing” under the rules of the national securities exchange or other market on which the Shares are listed or admitted to trading.

The terms of the Plan shall remain in full force and effect without modification or amendment except as expressly set forth herein.